EXHIBIT 99.3
                                                                   PRESS RELEASE


                        Gyrodyne Company of America, Inc.
                                 102 Flowerfield
                         St. James, New York 11780-1551
                     Phone (631) 584-5400 Fax (631) 584-7075


May 1, 2006


Gyrodyne Company of America, Inc.
102 Flowerfield
St. James, New York 11780

                              FOR IMMEDIATE RELEASE
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     ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS *****
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                  Gyrodyne Rejects Opportunity Partners Offer

"NASDAQ:GYRO" - ST. JAMES, N.Y., May 1, 2006 - Gyrodyne Company of America, Inc. announced today that its Board of Directors has voted unanimously to reject the unsolicited offer the Company received from Opportunity Partners L.P. to acquire all of the shares of the Company for $48 per share.

Stephen V. Maroney, President and Chief Executive Officer of Gyrodyne, stated that "Our Board of Directors considered the offer carefully in consultation with our financial and legal advisors and concluded that Gyrodyne's prospects are substantially better than are reflected in the Opportunity Partners offer. We believe that the pursuit of just compensation in the Court of Claims, together with the progress being made with the other components of our corporate strategy will enable Gyrodyne to achieve one or more shareholder liquidity events in a reasonable period of time and gives Gyrodyne a better chance to maximize value for our shareholders".

Forward-Looking Statement Safe Harbor
-------------------------------------
The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.

About Gyrodyne Company of America, Inc.
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Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island. The Company is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. The Company is also a limited partner in the Callery Judge Grove, L.P. which owns a 3,500 plus acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com/.

MEDIA CONTACT: Rick Matthews, Rubenstein Associates, (212) 843-8267